EXHIBIT 99

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(312) 633-0333
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS NET INCOME OF
$17.0 MILLION FOR THE THIRD QUARTER OF 2005

CHICAGO, October 21, 2005 - MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today third quarter results for 2005. The Company had net income of $17.0 million for the third quarter of 2005 compared to $16.7 million for the third quarter of 2004, an increase of 1.9%. Fully diluted earnings per share for the third quarter of 2005 increased 3.5% to $0.59 compared to $0.57 per share in the third quarter of 2004.

Mitchell Feiger, President and Chief Executive Officer of MB Financial, Inc. said, “The third quarter marked a very exciting milestone for our company, implementation of our enhanced low cost deposit gathering strategy. Almost all of our offices are now ‘Open seven days a week. Open early. Open late.’ for our customers’ convenience.

We are investing in our future. We increased the number of bankers serving our customers, expanded our ATM network and extended our business hours throughout the Chicagoland area, and improved our products.”

See “Selected Financial Ratios” section below for additional statistical data regarding the Company’s 2005 third quarter performance.

RESULTS OF OPERATIONS

Third Quarter Results

Net income was $17.0 million for the third quarter of 2005, compared to $16.7 million for the third quarter of 2004. The results for the third quarter of 2005 generated an annualized return on average assets of 1.20% and an annualized return on average equity of 13.68%, compared to 1.33% and 14.38%, respectively, for the same period in 2004.

Net interest income was $46.2 million for the three months ended September 30, 2005, an increase of $3.8 million, or 8.9% from $42.4 million for the comparable period in 2004. Net interest income grew primarily due to a $552.0 million, or 12.2%, increase in average interest earning assets resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.71% for the third quarter of 2005 and 3.83% for the third quarter of 2004.

The provision for loan losses was $1.8 million in the third quarter of 2005 and 2004. Net charge-offs were $1.8 million in the quarter ended September 30, 2005 compared to $1.6 million in the quarter ended September 30, 2004. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income was $16.2 million for the quarter ended September 30, 2005, an increase of $703 thousand, or 4.5% compared to $15.5 million for the quarter ended September 30, 2004. Loan service fees increased $349 thousand as a result of an increase in lending activity and an increase in fees recorded on customer swap arrangements entered into by the Company in the third quarter of 2005. Deposit service fees also increased $192 thousand due to an increase in overall deposit levels.

Other expense increased $3.7 million or 11.5% to $35.9 million for the quarter ended September 30, 2005 from $32.2 million for the quarter ended September 30, 2004. Salaries and employee benefits, advertising and marketing expense, and other operating expense increased by $1.5 million, $810 thousand and $208 thousand, respectively, due to organic growth and our new deposit strategy. Occupancy and equipment expense increased by $555 thousand primarily due to a $503 thousand increase in depreciation expense as well as a $143 thousand decline in building rental income. Depreciation expense increased primarily due to equipment purchased in the second half of 2004 and placed in service at the MB Financial Center operations facility located in Rosemont, Illinois (MB Financial Center). Rental income declined due to the departure of tenants at the MB Financial Center as a result of our occupancy of the space in the fourth quarter of 2004. Telecommunication expense increased $406 thousand, as the Company entered the closing phase of upgrading its phone systems.

On a linked quarter basis, salaries and benefits in the third quarter of 2005 increased approximately $1.1 million from the second quarter of 2005. Approximately $550 thousand of the increase related to salaries for employees hired to implement the new deposit strategy. In addition, we incurred approximately $300 thousand of additional salary expense in the commercial and lease banking areas for revenue producing personnel. Approximately $200 thousand of the increase in salaries and benefits related to annual salary increases for non-officer employees. The Company expects salaries and employee benefits in the fourth quarter of 2005 to be relatively consistent with the third quarter of 2005. Total advertising and marketing expense is expected to be approximately $2.0 million during the fourth quarter of 2005.

Income tax expense for the three months ended September 30, 2005 increased $458 thousand to $7.7 million compared to $7.2 million for the same period in 2004. The effective tax rate was 31.0% and 30.1% for the quarter ended September 30, 2005 and 2004, respectively. The increase in the effective tax rate was primarily due to additional Oklahoma state income tax, net of federal benefit, related to our Union Bank subsidiary for the third quarter of 2005 compared to the same period in 2004.

Year-To-Date Results

Net income was $52.2 million for the first nine months of 2005, compared to $46.8 million for the first nine months of 2004. The results for the first nine months of 2005 generated an annualized return on average assets of 1.28% and an annualized return on average equity of 14.37%, compared to 1.33% and 14.95%, respectively, for the first nine months of 2004.

Net interest income was $135.6 million for the nine months ended September 30, 2005, an increase of $19.3 million, or 16.6% from $116.3 million for the comparable period in 2004. Net interest income grew primarily due to a $715.6 million, or 16.9% increase in average interest earning assets. Approximately $222 million of the increase in average interest earning assets was due to our acquisition of First Security Federal Savings Bank (First SecurityFed) in the second quarter of 2004, with the remainder resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.76% for the first nine months of 2005 and 2004.

The provision for loan losses was $7.2 million in the first nine months of 2005 compared to $5.6 million in the first nine months of 2004. Net charge-offs were $6.6 million in the nine months ended September 30, 2005 compared to $4.8 million in the nine months ended September 30, 2004. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income decreased $313 thousand, or 0.6% to $48.6 million for the nine months ended September 30, 2005 from $48.9 million for the nine months ended September 30, 2004. Net lease financing declined by $1.5 million due to lower levels of income realized in the first nine months of 2005 on leased equipment in which we own a residual interest. Trust, asset management, and brokerage fees declined by $1.3 million as a result of a $1.5 million decline in brokerage fees, offset by a $163 thousand increase in income from trust and asset management activities.

Brokerage fees declined because of lower fixed annuity sales during 2005. Net gains on sale of investment securities available for sale increased by $1.1 million as net gains of $2.2 million were realized in the first nine months of 2005 compared to $1.1 million in the first nine months of 2004. Investment security sales are periodically made as part of our ongoing strategy to maintain good long-term investment portfolio returns. Deposit service fees increased $802 thousand, primarily due to increases in NSF and overdraft fees of $707, while loan service fees increased $717 thousand due to an increase in lending activity and an increase in fees recorded on customer swap arrangements entered into by the Company.

Other expense increased by $8.8 million, or 9.5% to $101.3 million for the nine months ended September 30, 2005 from $92.5 million for the nine months ended September 30, 2004. Salaries and employee benefits, other operating expenses, and advertising and marketing expense increased by $4.5 million, $691 thousand, and $543 thousand, respectively, due to the acquisition of First SecurityFed, organic growth and the new deposit strategy. Occupancy and equipment expense increased by $2.2 million, primarily due to a $1.3 million increase in depreciation expense, as well as a $938 thousand decline in building rental income. Depreciation expense increased due to computer and telecommunication equipment purchased in the second half of 2004 and placed in service at MB Financial Center and remodeling at several branches. Rental income declined due to the departure of tenants at the MB Financial Center as a result of our occupancy of the space in the fourth quarter of 2004. Telecommunication expense increased $632 thousand, as the Company entered the closing phase of upgrading its phone systems.

Income tax expense for the nine months ended September 30, 2005 increased $3.2 million to $23.6 million compared to $20.3 million for the same period in 2004. The effective tax rate was 31.1% and 30.3% for the nine months ended September 30, 2005 and 2004, respectively. The increase in the effective tax rate was primarily due to additional Oklahoma state income tax, net of federal benefit, related to our Union Bank subsidiary for the first nine months of 2005 compared to the same period in 2004.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended September 30,						Three Months Ended June 30,
	2005			2004			2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$ 3,670,401	$ 62,125	6.72%	$ 3,218,578	$ 47,515	5.87%	$ 3,535,103	$ 57,162	6.49%
Loans exempt from federal income taxes (3)	2,923	48	6.43	3,139	48	5.98	2,975	48	6.38
Taxable investment securities	1,119,324	11,563	4.13	1,061,057	10,783	4.07	1,163,316	12,301	4.23
Investment securities exempt from federal income taxes (3)	278,281	3,901	5.49	239,366	3,449	5.64	273,336	3,845	5.56
Federal funds sold	2,686	24	3.50	720	4	2.17	-	-	0.00
Other interest bearing deposits	12,105	98	3.21	10,830	26	0.96	12,816	75	2.35
Total interest earning assets	5,085,720	77,759	6.07	4,533,690	61,825	5.43	4,987,546	73,431	5.91
Non-interest earning assets	527,251			484,812			510,322
Total assets	$ 5,612,971			$ 5,018,502			$ 5,497,868

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 745,373	$ 2,585	1.38%	$ 754,183	$ 1,453	0.77%	$ 772,767	$ 2,432	1.26%
Savings deposits	503,375	787	0.62	542,167	812	0.60	516,318	799	0.62
Time deposits	2,264,255	18,840	3.30	1,860,102	11,626	2.49	2,133,830	15,896	2.99
Short-term borrowings	679,256	5,346	3.12	494,851	1,752	1.41	701,732	4,884	2.79
Long-term borrowings and junior subordinated notes	182,393	2,632	5.65	211,162	2,547	4.72	168,262	2,370	5.57
Total interest bearing liabilities	4,374,652	30,190	2.74	3,862,465	18,190	1.87	4,292,909	26,381	2.46
Non-interest bearing deposits	682,955			642,906			665,188
Other non-interest bearing liabilities	61,332			50,273			57,480
Stockholders’ equity	494,032			462,858			482,291
Total liabilities and stockholders’ equity	$ 5,612,971			$ 5,018,502			$ 5,497,868
Net interest income/interest rate spread (4)		$ 47,569	3.33%		$ 43,635	3.56%		$ 47,050	3.45%
Taxable equivalent adjustment		1,382			1,224			1,363
Net interest income, as reported		$ 46,187			$ 42,411			$ 45,687
Net interest margin (5)			3.60%			3.72%			3.67%
Tax equivalent effect			0.11%			0.11%			0.11%
Net interest margin on a fully tax equivalent basis (5)			3.71%			3.83%			3.78%

(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $1.7 million, $2.6 million and $2.1 million for the three months ended September 30, 2005 and 2004, and June 30, 2005, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $4.0 million, or 9.0% to $47.6 million for the three months ended September 30, 2005 from $43.6 million for the three months ended September 30, 2004. Tax-equivalent interest income increased by $15.9 million due to a $552.0 million, or 12.2% increase in average interest earning assets. The increase was primarily due to a $451.6 million, or 14.0% increase in average loans and a $97.2 million, or 7.5% increase in average investment securities. The yield on average interest earning assets increased 64 basis points to 6.07% due to the increase in market interest rates. Interest expense increased by $12.0 million as average interest bearing liabilities increased by $512.2 million, while their cost increased 87 basis points to 2.74%, also due to the increase in market interest rates. The increase in average interest earning assets and average interest bearing liabilities was due to continued organic growth.

The net interest margin expressed on a fully tax equivalent basis declined 12 basis points from the third quarter of 2004 to the third quarter of 2005. Seven basis points of the decline is due to lower amortization of loan fees in 2005 due to fewer paydowns. The remainder of the decline is due to the flattening yield curve and tightening credit spreads on loans.

The net interest margin expressed on a fully tax equivalent basis for the third quarter of 2005 decreased by 7 basis points compared to the second quarter of 2005. Three basis points of the decrease was a result of lower amortization of deferred loan fees; the remainder of the decrease was primarily due to the flattening yield curve.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Nine Months Ended September 30,
	2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest Earning Assets:
Loans (1) (2)	$ 3,530,563	$ 170,671	6.46%	$ 3,013,241	$ 128,351	5.69%
Loans exempt from federal income taxes (3)	2,969	144	6.40	3,185	155	6.39
Taxable investment securities	1,139,989	35,903	4.20	1,001,709	31,045	4.13
Investment securities exempt from federal income taxes (3)	271,774	11,472	5.57	210,504	9,035	5.64
Federal funds sold	953	25	3.46	6,670	48	0.95
Other interest bearing deposits	13,680	255	2.49	9,065	61	0.90
Total interest earning assets	4,959,928	218,470	5.89	4,244,374	168,695	5.31
Non-interest earning assets	513,314			436,663
Total assets	$ 5,473,242			$ 4,681,037

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 772,133	$ 7,186	1.24%	$ 723,456	$ 3,964	0.73%
Savings deposits	515,685	2,390	0.62	495,669	2,113	0.57
Time deposits	2,121,306	48,008	3.03	1,767,707	32,221	2.43
Short-term borrowings	678,704	13,901	2.74	454,470	4,359	1.28
Long-term borrowings and junior subordinated notes	174,748	7,360	5.55	162,908	6,564	5.29
Total interest bearing liabilities	4,262,576	78,845	2.47	3,604,210	49,221	1.82
Non-interest bearing deposits	666,284			607,473
Other non-interest bearing liabilities	58,580			51,388
Stockholders’ equity	485,802			417,966
Total liabilities and stockholders’ equity	$ 5,473,242			$ 4,681,037
Net interest income/interest rate spread (4)		$ 139,625	3.42%		$ 119,474	3.49%
Taxable equivalent adjustment		4,066			3,216
Net interest income, as reported		$ 135,559			$ 116,258
Net interest margin (5)			3.65%			3.66%
Tax equivalent effect			0.11%			0.10%
Net interest margin on a fully tax equivalent basis (5)			3.76%			3.76%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $5.5 million and $5.1 million for the nine months ended September 30, 2005 and 2004, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $20.1 million, or 16.9% to $139.6 million for the nine months ended September 30, 2005 from $119.5 million for the nine months ended September 30, 2004. Tax-equivalent interest income increased by $49.8 million due to a $715.6 million, or 16.9% increase in average interest earning assets. The increase was comprised of a $517.1 million, or 17.1% increase in average loans, a $199.6 million, or 16.5% increase in average investment securities, and a $4.6 million increase in average other interest bearing deposits, offset by a $5.7 million decline in average federal funds sold. The yield on average interest earning assets increased 58 basis points to 5.89% due to the increase in market interest rates. Interest expense increased by $29.6 million as average interest bearing liabilities increased by $658.4 million, while their cost increased by 65 basis points to 2.47%, also due to the increase in market interest rates. Approximately $203 million of the increase in average interest earning assets and $222 million of the increase in average interest bearing liabilities was due to our acquisition of First SecurityFed in the second quarter of 2004, with the remainder resulting from organic growth.

BALANCE SHEET

Total assets increased $422.8 million or 10.8% on an annualized basis to $5.7 billion at September 30, 2005 from $5.3 billion at December 31, 2004. Net loans increased by $352.9 million, or 14.3% on an annualized basis to $3.7 billion at September 30, 2005. In aggregate, commercial real estate, commercial, construction real estate, and commercial loans collateralized by assignment of lease payments grew by $396.0 million, or 20% on a combined annualized basis, while residential real estate and consumer loans declined, in aggregate, by $42.7 million, or 8.1% on an annualized basis. See “Loan Portfolio” section below for further analysis. Investment securities available for sale decreased by $4.8 million, or 0.3% to $1.4 billion at September 30, 2005. FHLB stock decreased $17.9 million during the period to $43.1 million as of September 30, 2005.

Net premises and equipment increased $32.5 million to $146.1 million due to the purchase of the land at the Company’s operations center in Rosemont, IL, for $14.2 million in July. The land had previously been leased in conjunction with the corresponding 2003 purchase of the Rosemont building. Additionally, the Company continued to invest in new branches and purchase technology related equipment.

Total liabilities increased by $406.9 million, or 11.4% on an annualized basis to $5.2 billion at September 30, 2005 from $4.8 billion at December 31, 2004. Total deposits grew by $292.2 million or 9.9% on an annualized basis to $4.3 billion during that same period. Short-term borrowings increased by $95.9 million, or 22.4%, on an annualized basis primarily due to increases in securities sold under agreement to repurchase and customer repurchase agreements of $113.2 million and $23.3 million, respectively. The above increases were offset by a $40.5 million decline in short-term Federal Home Loan Bank advances. Junior subordinated notes issued to capital trusts increased during the third quarter of 2005, as the Company issued an additional $35.0 million in Trust Preferred Securities in August 2005.

Total stockholders’ equity increased $15.8 million to $497.5 million at September 30, 2005 compared to $481.7 million at December 31, 2004. Retained earnings increased by $40.5 million due to net income of $52.2 million, partially offset by $11.7 million or $0.41 per share, in cash dividends. Treasury stock increased $4.0 million as a result of the repurchase of 498,956 outstanding shares, offset by the exercise of stock options during the nine months ended September 30, 2005. Accumulated other comprehensive income declined by $13.2 million due to gains realized and an unrealized change in market value on investment securities available for sale.

At September 30, 2005, the Company’s total risk-based capital ratio was 12.92%; Tier 1 capital to risk-weighted assets ratio was 11.70% and Tier 1 capital to average asset ratio was 8.99%. MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at September 30, 2005.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):
	September 30,		December 31,		September 30,
	2005		2004		2004
	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial loans	$832,304	23%	$725,823	22%	$686,274	22%
Commercial loans collateralized by assignment of lease payments	283,171	7%	251,025	7%	254,650	8%
Commercial real estate	1,438,333	39%	1,263,910	38%	1,211,625	38%
Residential real estate	408,273	11%	436,122	13%	441,295	14%
Construction real estate	485,762	13%	402,765	12%	331,496	10%
Consumer loans	251,104	7%	265,912	8%	262,979	8%
Gross loans (1)	3,698,947	100%	3,345,557	100%	3,188,319	100%
Allowance for loan losses	(44,779)		(44,266)		(44,392)
Net loans	$3,654,168		$3,301,291		$3,143,927

(1)
Gross loan balances, net of unearned income, included net deferred loan fees of $3.5 million, $4.2 million, and $4.9 million at September 30, 2005, December 31, 2004, and September 30, 2004, respectively.

Net loans increased by $352.9 million, or 14.3% on an annualized basis, to $3.7 billion in the first nine months of 2005 from $3.3 billion at December 31, 2004. Commercial real estate, commercial, construction real estate, and commercial loans collateralized by assignment of lease payments grew by $174.4 million, $106.5 million, $83.0 million, and $32.1 million, respectively. In aggregate, these loan categories grew by approximately 20% on an annualized basis. The increases were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. The above increases were partially offset by decreases in residential real estate and consumer loans of $27.8 million and $14.8 million, respectively. In aggregate, these loan categories declined by approximately 8.1% on an annualized basis. These decreases resulted from pay downs on the existing portfolio. Most residential real estate loans originated continue to be sold to third party investors.

Net loans increased by $510.2 million, or 16.2%, to $3.7 billion at September 30, 2005 from $3.1 billion at September 30, 2004. Commercial real estate, construction real estate, commercial, and commercial loans collateralized by assignment of lease payments grew by $226.7 million, $154.3 million, $146.0 million, and $28.5 million, respectively. The increases were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. Residential real estate declined by $33.0 million, primarily due to run-off of existing portfolio loans and continued sale of most originated residential mortgage loans to third parties. Consumer loans decreased $11.9 million from September 30, 2004.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):
	September 30, 2005	December 31, 2004	September 30, 2004
Non-performing loans:
Non-accrual loans (1)	$18,753	$23,495	$25,403
Loans 90 days or more past due, still accruing interest	514	189	921
Total non-performing loans	19,267	23,684	26,324
Other real estate owned	266	384	-
Total non-performing assets	$19,533	$24,068	$26,324
Total non-performing loans to total loans	0.52%	0.71%	0.83%
Allowance for loan losses to non-performing loans	232.41%	186.90%	168.64%
Total non-performing assets to total assets	0.34%	0.46%	0.52%

(1)	Includes restructured loans totaling $568 thousand and $580 thousand at December 31, 2004, and September 30, 2004, respectively. There were no restructured loans at September 30, 2005.

Total non-performing assets decreased to $19.5 million at September 30, 2005 from $24.1 million at December 31, 2004, and from $25.4 million as of September 2004. The decrease over the past 12 months has been primarily due to collections on several loans in the workout process and better credit quality in the loan portfolio.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Balance at beginning of period	$44,790	$44,236	$44,266	$39,572
Additions from acquisition	-	-	-	4,052
Provision for loan losses	1,750	1,750	7,150	5,550
Charge-offs	(2,687)	(2,306)	(8,662)	(6,382)
Recoveries	926	712	2,025	1,600
Balance at September 30,	$44,779	$44,392	$44,779	$44,392
Total loans at September 30,	$3,698,947	$3,188,319	$3,698,947	$3,188,319
Ratio of allowance for loan losses to total loans	1.21%	1.39%	1.21%	1.39%

Net charge-offs increased by $167 thousand to $1.8 million in the quarter ended September 30, 2005 from $1.6 million in the quarter ended September 30, 2004.

The provision for loan losses was $1.8 million for the three months ended September 30, 2005 and 2004, based on the results of our quarterly analyses of the loan portfolio.

Net charge-offs increased by $1.8 million to $6.6 million in the nine months ended September 30, 2005 from $4.8 million in the nine months ended September 30, 2004.

The provision for loan losses increased by $1.6 million to $7.2 million in the nine months ended September 30, 2005 from $5.6 million in the same period of 2004 based on the results of our quarterly analyses of the loan portfolio and as a result of organic growth in the portfolio.

Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including specific reserves, current loan risk ratings, delinquent loans, historical loss experience and economic conditions in our market area. In addition, federal regulatory authorities, as part of the examination process, periodically review our allowance for loan losses. The regulators may require us to record adjustments to the allowance level based upon their assessment of the information available to them at the time of examination. Although management believes the allowance for loan losses is sufficient to cover probable losses inherent in the loan portfolio, there can be no assurance that the allowance will prove sufficient to cover actual loan losses.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) expenses associated with the expansion of our retail branch services and business hours as part of our new deposit strategy might be greater than expected, whether due to a possible need to hire more employees than anticipated or other costs incurred in excess of budgeted amounts; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and net interest margin; (6) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (7) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; and (15) our future acquisitions of other depository institutions or lines of business.
We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
September 30, 2005 and December 31, 2004
(Amounts in thousands, except common share data)
(Unaudited)

	September 30,	December 31,
	2005	2004

ASSETS
Cash and due from banks	$102,892	$88,231
Interest bearing deposits with banks	11,614	17,206
Federal funds sold	28,700	-
Investment securities available for sale	1,386,605	1,391,444
Loans held for sale	217	372
Loans (net of allowance for loan losses of $44,779 at September 30, 2005
and $44,266 at December 31, 2004)	3,654,168	3,301,291
Lease investments, net	62,848	69,351
Premises and equipment, net	146,119	113,590
Cash surrender value of life insurance	89,253	86,304
Goodwill, net	124,010	123,628
Other intangibles, net	12,830	13,587
Other assets	57,491	48,971

Total assets	$5,676,747	$5,253,975

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$717,373	$673,752
Interest bearing	3,536,815	3,288,260
Total deposits	4,254,188	3,962,012
Short-term borrowings	667,055	571,155
Long-term borrowings	77,320	91,093
Junior subordinated notes issued to capital trusts	123,526	87,443
Accrued expenses and other liabilities	57,119	60,606
Total liabilities	5,179,208	4,772,309

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
28,913,798 shares at September 30, 2005 and 28,867,963 at December 31, 2004)	289	289
Additional paid-in capital	131,737	137,879
Retained earnings	387,939	347,450
Unearned compensation	(2,357)	(1,068)
Accumulated other comprehensive income	(8,760)	4,421
Less: 285,708 and 201,429 shares of treasury stock, at cost, at September 30,
2005 and December 31, 2004, respectively	(11,309)	(7,305)
Total stockholders' equity	497,539	481,666

Total liabilities and stockholders' equity	$5,676,747	$5,253,975

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Interest income:
Loans	$ 62,156	$ 47,546	$ 170,764	$ 128,452
Investment securities:
Taxable	11,563	10,783	35,903	31,045
Nontaxable	2,536	2,242	7,457	5,873
Federal funds sold	24	4	25	48
Other interest bearing accounts	98	26	255	61
Total interest income	76,377	60,601	214,404	165,479

Interest expense:
Deposits	22,212	13,891	57,584	38,298
Short-term borrowings	5,346	1,752	13,901	4,359
Long-term borrowings and junior subordinated notes	2,632	2,547	7,360	6,564
Total interest expense	30,190	18,190	78,845	49,221
Net interest income	46,187	42,411	135,559	116,258

Provision for loan losses	1,750	1,750	7,150	5,550

Net interest income after provision for loan losses	44,437	40,661	128,409	110,708

Other income:
Loan service fees	1,413	1,064	3,965	3,248
Deposit service fees	5,065	4,873	14,603	13,801
Lease financing, net	3,557	3,624	10,387	11,902
Trust, asset management and brokerage fees	3,677	3,837	10,483	11,830
Net gain on sale of securities available for sale	85	-	2,213	1,082
Increase in cash surrender value of life insurance	1,016	910	2,949	2,751
Other operating income	1,361	1,163	4,018	4,317
	16,174	15,471	48,618	48,931

Other expense:
Salaries and employee benefits	19,432	17,941	55,551	51,011
Occupancy and equipment expense	5,947	5,392	17,077	14,839
Computer services expense	1,404	1,268	4,064	3,590
Advertising and marketing expense	2,030	1,220	4,176	3,633
Professional and legal expense	760	474	2,174	1,905
Brokerage fee expense	957	1,151	2,970	3,578
Telecommunication expense	1,080	674	2,640	2,008
Other intangibles amortization expense	240	231	757	787
Other operating expenses	4,066	3,858	11,855	11,164
	35,916	32,209	101,264	92,515

Income before income taxes	24,695	23,923	75,763	67,124

Income taxes	7,656	7,198	23,560	20,341

Net Income	$17,039	$16,725	$52,203	$46,783

Common share data (1):
Basic earnings per common share	$0.60	$0.58	$1.83	$1.69
Diluted earnings per common share	$0.59	$0.57	$1.80	$1.65
Weighted average common shares outstanding	28,506,656	28,640,405	28,467,292	27,636,550
Diluted weighted average common shares outstanding	28,997,390	29,375,486	28,963,669	28,358,205

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)
	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2005	2004	2005	2004
Performance Ratios:

Annualized return on average assets	1.20%	1.33%	1.28%	1.33%

Annualized return on average equity	13.68	14.38	14.37	14.95

Annualized cash return on average tangible equity (1)	18.87	20.33	19.93	19.91

Net interest rate spread	3.33	3.56	3.42	3.49

Efficiency ratio (2)	56.42	54.49	54.43	55.29

Net interest margin - fully tax equivalent basis (3)	3.71	3.83	3.76	3.76

Net interest margin	3.60	3.72	3.65	3.66

Asset Quality Ratios:

Non-performing loans to total loans	0.52%	0.83%	0.52%	0.83%

Non-performing assets to total assets	0.34	0.52	0.34	0.52

Allowance for loan losses to total loans	1.21	1.39	1.21	1.39

Allowance for loan losses to
non-performing loans	232.41	168.64	232.41	168.64

Net loan charge-offs to average loans (annualized)	0.19	0.20	0.25	0.21

Capital Ratios:

Tangible equity to assets (4)	6.59%	6.86%	6.59%	6.86%
Equity to total assets	8.76	9.30	8.76	9.30
Book value per share (5)	$ 17.38	$ 16.47	$ 17.38	$ 16.47
Less: goodwill and other intangible assets, net of tax benefit, per common share common share	4.62	4.66	4.62	4.66
Tangible book value per share (6)	$ 12.76	$ 11.81	$ 12.76	$ 11.81

Total capital (to risk-weighted assets)	12.92%	12.67%	12.92%	12.67%
Tier 1 capital (to risk-weighted assets)	11.70	11.44	11.70	11.44
Tier 1 capital (to average assets)	8.99	8.49	8.99	8.49

(1)
Net cash flow available to stockholders (net income plus other intangibles amortization expense, net of tax benefit) / Average tangible equity (average equity less average goodwill and average other intangibles, net of tax benefit)

(2)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(3)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis, tangible equity to assets ratio, tangible book value per share and annualized cash return on average tangible equity. Our management uses these non-GAAP measures in its analysis of our performance. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes. The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity. Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):

	September 30, 2005	December 31, 2004	September 30, 2004

Stockholders’ equity - as reported	$497,539	$481,666	$471,323
Less: goodwill	124,010	123,628	123,644
Less: other intangible assets, net of tax benefit	8,340	8,832	8,980
Tangible equity	$365,189	$349,206	$338,699

The following table presents a reconciliation of average tangible equity to average stockholders’ equity (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Average stockholders’ equity - as reported	$494,032	$462,858	$485,802	$417,966
Less: average goodwill	124,010	123,644	123,778	93,761
Less: average other intangible assets, net of tax benefit	8,416	9,051	8,575	6,966
Average tangible equity	$361,606	$330,163	$353,449	$317,239

The following table presents a reconciliation of net cash flow available to stockholders to net income (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income - as reported	$17,039	$16,725	$52,203	$46,783
Add: other intangible amortization expense, net of tax benefit	156	150	492	512
Net cash flow available to stockholders	$17,195	$16,875	$52,695	$47,295

Reconciliations of net interest income on a fully tax equivalent basis to net interest income and net interest margin on a fully tax equivalent basis to net interest margin are contained in the tables under “Net Interest Margin.”